Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

February 14, 2024

Dan White
402 Seville Avenue
Newport Beach, California 92661

Re:    Confidential Separation Agreement and General Release of All Claims

Dear Dan:

This letter confirms that on February 14, 2024, I delivered to you the enclosed Confidential Separation Agreement and General Release of All Claims (“Separation Agreement”). You have up to twenty-one (21) days after receipt of this Separation Agreement to consider whether to sign and date this Separation Agreement, in which you waive important rights, including those under the Age Discrimination in Employment Act of 1967. We advise you to consult with an attorney of your choosing prior to signing this Separation Agreement concerning the rights you are waiving as well as all other terms of this Separation Agreement.

Very truly yours,

Cross Country Staffing, Inc.
/s/ Colin P. McDonald
Colin McDonald, PHR, SHRM-CP Chief Human Resources Officer

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

This Confidential Separation Agreement and General Release of All Claims (“Separation Agreement”) is entered into by and between Dan White (“Employee”) and Cross Country Staffing, Inc. d/b/a Cross Country Healthcare Professionals (“Employer”). The term “Party” or “Parties” as used herein shall refer to Employee, Employer, or both, as may be appropriate.
1.Last Day of Employment. Employee's last day of employment with Employer is March 31, 2024. (“Separation Date”).
2.Consideration. In consideration for signing this Separation Agreement and complying with its terms, and provided Employee does not subsequently revoke this Separation Agreement within the allotted time, Employer agrees:
to pay to Employee TWO HUNDRED TWENTY-FIVE THOUSAND DOLLARS AND ZERO
CENTS ($225,000.00), representing six (6) months of salary at Employee’s base rate of pay, less lawful deductions. The Severance Payment will be made in equal installments at Employee’s last regular base pay rate during Employer’s normal bi-weekly payroll dates, until the severance amount has been paid in full. Severance payments will begin in the next regular payroll period following the latter of Employer’s receipt of this Separation Agreement signed and dated by Employee and Employee’s Separation Date; It should also be acknowledged that both the employer and employee have reached a mutual agreement to conclude the employee's employment effective March 31, 2024.

3.No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive the consideration specified in Section 2 above, except for Employee’s execution of this Separation Agreement and the fulfillment of the promises contained herein. Breach by Employee of any of his obligations under this Agreement will result in the cessation of any outstanding installment payments otherwise due from Employer and the cessation of such outstanding payments will not impact Employee’s obligations or release of claims under this Agreement.
4.COBRA Benefits. Employee understands and agrees that Employee’s right to benefits under Employer’s health and welfare benefit program, if any, shall be limited to those set forth under COBRA.
5.General Release, Claims Not Released and Related Provisions.
(a)General Release of Claims. Employee, individually and on behalf of Employee’s heirs, executors, administrators, representatives, attorneys, successors, and assigns knowingly and voluntarily releases and forever discharges Employer, including its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, reinsurers, successors, and assigns, and their current and former employees, attorneys, officers, directors, and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and the trustees, administrators, fiduciaries, and insurers of such plans and programs, both individually and in their business capacities (collectively, the “Released Parties”), to the full extent permitted by law, of and from any and all claims, known and unknown, asserted and unasserted, which Employee has or may have against the Released Parties as of the date of execution of this Separation Agreement including, but not limited to, any alleged violation of:
•Title VII of the Civil Rights Act of 1964;
•The Civil Rights Act of 1991;
•Sections 1981 through 1988 of Title 42 of the United States Code, as amended;
•The Employee Retirement Income Security Act of 1974 (“ERISA”) (as modified below);
•The Immigration Reform and Control Act;
•The Americans with Disabilities Act of 1990;
•The Age Discrimination in Employment Act of 1967 (“ADEA”);
•The Workers Adjustment and Retraining Notification Act;
•The Occupational Safety and Health Act;
•The Sarbanes-Oxley Act of 2002;
•The Fair Credit Reporting Act;
•The Family and Medical Leave Act;
•The Equal Pay Act;
•The Genetic Information Nondiscrimination Act of 2008;
•California Family Rights Act – Cal. Gov’t Code § 12945.2;
•California Fair Employment and Housing Act – Cal. Gov’t Code § 12900 et seq.;
•California Unruh Civil Rights Act – Cal. Civ. Code § 51 et seq.;
•Statutory Provisions Regarding the Confidentiality of AIDS Information – Cal. Health & Safety Code § 120775 et seq.;
•California Confidentiality of Medical Information Act – Cal. Civ. Code § 56 et seq.;

•California Parental Leave Law – Cal. Lab. Code § 230.7 et seq.;
•California Military Personnel Bias Law – Cal. Mil. & Vet. Code § 394;
•The California Occupational Safety and Health Act, as amended, and any applicable regulations thereunder;
•The California Consumer Credit Reporting Agencies Act – Cal. Civ. Code § 1785 et seq.
•California Investigative Consumer Reporting Agencies Act – Cal. Civ. Code § 1786 et seq.;
•Those provisions of the California Labor Code that lawfully may be released;
•Any other federal, state or local civil or human rights law or any other federal, state or local law, regulation or ordinance;
•Any public policy, contract, tort or common law; or
•Any basis for recovering costs, fees or other expenses including attorneys’ fees incurred in these matters.
(b)Claims Not Released. Employee is not waiving any rights Employee may have to: (i) Employee’s own vested accrued employee benefits under Employer’s health, welfare, or retirement benefit plans as of the Separation Date; (ii) benefits or rights to seek benefits under applicable workers’ compensation (except as to claims under Labor Code sections 132a and 4553) or unemployment insurance or indemnification statutes; (iii) pursue claims which by law cannot be waived by signing this Separation Agreement; (iv) enforce this Separation Agreement; or (v) challenge the validity of this Separation Agreement.
(c)Government Agencies. Nothing in this Separation Agreement prohibits, prevents, or otherwise limits Employee from filing a charge or complaint with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency (e.g., EEOC, NLRB, SEC CRD, DLSE,) or in any legislative or judicial proceeding nor does anything in this Separation Agreement preclude, prohibit, or otherwise limit, in any way, Employee’s rights and abilities to contact, communicate with, or report unlawful conduct, or provide documents, to federal, state, or local officials for investigation or participate in any whistleblower program administered by any such agencies. In addition, nothing in this Separation Agreement, including, but not limited to, the release of claims nor the acknowledgements and affirmations, limited disclosure, and return of company property clauses, prohibits Employee from: (1) reporting possible violations of federal or other law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the Commodity Futures Trading Commission, the U.S. Congress, or any

agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of federal or other law or regulations; or (3) filing a charge or complaint or otherwise fully participating in any governmental whistleblower programs, including but not limited to any such programs managed or administered by the U.S. Securities and Exchange Commission, the Commodity Futures Trading Commission or the Occupational Safety and Health Administration. Employee is not required to notify or obtain permission from Employer when filing a governmental whistleblower charge or complaint or engaging or participating in protected whistleblower activity. Moreover, nothing in this Separation Agreement prohibits or prevents Employee from receiving individual monetary awards or other individual relief by virtue of participating in such governmental whistleblower programs.
(d)Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective, or multi-party action or proceeding based on such a claim in which Employer, or any of the other Released Parties is a party.
6.Waiver of California Civil Code section 1542. To effect a full and complete general release as described above, Employee expressly waives and relinquishes all rights and benefits of section 1542 of the Civil Code of the State of California, and does so understanding and acknowledging the significance and consequence of specifically waiving section 1542. Section 1542 of the Civil Code of the State of California states as follows:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
Thus, notwithstanding the provisions of section 1542, and to implement a full and complete release and discharge of the Released Parties, Employee expressly acknowledges this Separation Agreement is intended to include in its effect, without limitation, all claims Employee does not know or suspect to exist in Employee’s favor at the time of signing this Separation Agreement, and that this Separation Agreement contemplates the extinguishment of any such claims. Employee warrants Employee has read this Separation Agreement, including this waiver of California Civil Code section 1542, and that Employee has consulted with or had the opportunity to consult with counsel of Employee’s choosing about this Separation Agreement and specifically about the waiver of section 1542, and that Employee understands this Separation Agreement and the section 1542 waiver, and so Employee freely and knowingly enters into this Separation Agreement. Employee further acknowledges that Employee later may discover facts different from or in addition to those Employee now knows or believes to be true regarding the matters released or described in this Separation Agreement, and even so Employee agrees that the releases and agreements contained in this Separation Agreement shall remain effective in all respects notwithstanding any later discovery of any different or additional facts. Employee expressly assumes any and all risk of any mistake in connection with the true facts involved in the matters, disputes, or controversies released or described in this Separation Agreement or with regard to any facts now unknown to Employee relating thereto.
7.Acknowledgements and Affirmations.
(a)Employee affirms that Employee has not filed or caused to be filed any claim, complaint, or action against any of the Released Parties in any forum or form, and that Employee presently is not a party to any claim, complaint, or action against any of the Released Parties in any forum or form. Nothing in this Separation Agreement or the acknowledgements and affirmations in this Section 7 is intended to impair Employee’s rights under whistleblower laws or cause Employee to disclose Employee’s participation in any governmental whistleblower program or any whistleblowing statute(s) or regulation(s) allowing for anonymity.
(b)Employee further affirms that Employee has been paid or has received all compensation, wages, bonuses, commissions, and benefits which are due and payable as of the date of execution of this Separation Agreement. Employee also affirms that Employee has submitted all expense reports in compliance with Employer’s policies and procedures and been reimbursed for all expenses necessarily incurred by Employee in following Employer’s directions or incurred in performing Employee’s duties during Employee’s employment with Employer.
(c)Employee further affirms that Employee has no known workplace injuries or occupational diseases, and that Employee has been granted or has not been denied any leave to which Employee was entitled under the Family and Medical Leave Act, the California Family Rights Act, or disability accommodation laws.
(d)Employee also affirms that Employee has not reported internally to Employer any allegations of wrongdoing by Employer or its officers, including, but not limited to, any allegations of corporate fraud, and Employee has not been retaliated against for reporting any such allegations internally to Employer.
(e)Employee also affirms that all of Employer’s decisions regarding Employee’s pay and benefits through the date of execution of this Separation Agreement were not discriminatory based on race, color, religion, sex, gender, gender identity, gender expression, sexual orientation, marital status, national origin, ancestry, mental or physical disability, medical condition, age, pregnancy, denial of medical and family care leave, pregnancy disability leave, or any other classification protected by law.
(f)Employee also affirms that Employee is not subject to any restrictive covenants that are prohibited by applicable Federal and State laws after Employee’s Separation Date.
(g)Notably, per Paragraph 2.0 of the Employment Agreement, Employee will faithfully, industriously and to the best of Employee’s ability, experience and talent perform all duties that may be required of and from Employee through the Separation Date.
(h)Employee agrees to execute an Addendum on or after Employee’s Separation Date to reaffirm the general release of claims in Section 5, to reaffirm the waiver of California Civil Code section 1542 in Section 6, and to reaffirm the acknowledgments in Section 7(b) of the Separation Agreement.
8.Limited Disclosure. Employee confirms that prior to the execution of this Separation Agreement, Employee has not revealed its financial terms to any third parties. Employee agrees not to disclose any information regarding the substance or terms of this Separation Agreement, except to Employee’s spouse, tax advisor, an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Separation Agreement or to any federal, state, or local government agency. This confidentiality restriction shall not be construed to limit Employee’s rights under the National Labor Relations Act.
9.Return of Company Property/Information; Pre-Existing Agreements.
(a)Within three (3) calendar days immediately following the Separation Date, Employee will return all of Employer’s documents and property currently in Employee’s possession including, but without limitation, any and all services work, notes, reports, files, memoranda, records, cardkey passes, door and file keys, safe combinations, laptop computer, monitors, computer-related equipment, computer access codes, disks and instructional or personnel manuals, and other physical or personal property that Employee received or prepared or helped to prepare in connection with Employee’s employment with Employer (“Company Property”).
(b)Employee acknowledges and agrees that in the course of Employee’s employment with Employer, Employee has acquired: (i) confidential information including without limitation information received by Employer from third-parties, under confidential conditions; (ii) other technical, product, business, financial, or development information from Employer, the use or disclosure of which reasonably might be construed to be contrary to the interest of Employer; or (iii) any other proprietary information or data, including but not limited to customer lists and trade secrets, which Employee may have acquired during Employee’s employment (hereafter collectively referred to as “Company Information”). Employee understands and agrees that such Company Information was disclosed to Employee in confidence and for use only by Employer.
(c)Employee affirms that Employee has not divulged any proprietary or confidential information of Employer to any third party as of Employee’s execution of this Separation Agreement and has not misused any such proprietary or confidential information. Employee also understands and agrees that Employee: (i) will continue to keep such Company Information confidential at all times, (ii) will not disclose or communicate Company Information to any third-party, and (iii) will not make use of Company Information on Employee’s own behalf, or on behalf of any third-party. Under the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Employee’s attorney in relation to a lawsuit against Employer for retaliation against Employee for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(d)In view of the nature of Employee’s employment and the nature of Company Information Employee received during the course of Employee’s employment, Employee agrees that any unauthorized disclosure to third-parties of Company Information or other violation, or threatened violation, of this Separation Agreement would cause irreparable damage to the confidential or trade secret status of Company Information and to Employer, and that, therefore, Employer, and each person constituting Employer hereunder, shall be entitled to an injunction prohibiting Employee from any such disclosure, attempted disclosure, violation, or threatened violation.
(e)The Parties acknowledge and agree that the terms and conditions set forth in the “Arbitration Agreement - California” signed by Employee on April 5, 2022, and Paragraph 11.0 Confidential Information and Company Property of the “Employment Agreement” signed by Employee on April 5, 2022, shall in no way be altered, modified, enhanced, diminished, or amended by this Separation Agreement, and that the “Arbitration Agreement - California” and Paragraph 11.0 Confidential Information and Company Property of the “Employment Agreement” stand alone, operate individually, and shall be enforced separately without reference to or effect by the Separation Agreement.
(f)The undertakings set forth in this Section 9 shall survive the termination of this Separation Agreement or other arrangements contained in this Separation Agreement.
(g)Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at Employer’s premises and that Employer is not in possession of any of Employee’s property.
10.Non-Admission of Wrongdoing. The Parties agree that neither this Separation Agreement nor the furnishing of the consideration for this Separation Agreement shall be deemed or construed at any time for any purpose as an admission by the Released Parties of wrongdoing or evidence of any liability or unlawful conduct of any kind.
11.Job References. Employee shall direct all individuals inquiring about Employee’s employment with Employer to Employer’s Professional Employer Organization, Sterling, which will follow Employer’s policy by responding with only Employee’s last position and dates of employment, except that this provision shall not apply to any request from a prospective employer who provides a release signed by Employee pursuant to the Fair Credit Reporting Act or any state counterpart.
12.Consideration and Revocation Periods – Notice.
(a)Employee acknowledges that Employee already has attained the age of forty (40) and understands that this is a full release of all existing claims whether currently known or unknown including, but not limited to, claims for age discrimination under the Age Discrimination in Employment Act.
(b)Employee further acknowledges that Employee has been advised to consult with an attorney of Employee’s own choosing before signing this Separation Agreement, in which Employee waives important rights, including those under the Age Discrimination in Employment Act.
(c)By executing this Separation Agreement, Employee also acknowledges that Employee has been afforded up to twenty-one (21) calendar days to consider the meaning and effect of this Separation Agreement and to discuss the contents and meaning of this Separation Agreement, as well as the alternatives to signing this Separation Agreement, with an attorney of Employee’s choosing, and has done so. Employee agrees that the twenty-one (21) day consideration period began on the date this Separation Agreement first was delivered to Employee and that if Employer changes any of the terms of the offer contained in this Separation Agreement (whether the changes are material or not), the twenty-one (21) day consideration period shall not be restarted but shall continue without interruption.
(d)Employee understands that the releases contained in this Separation Agreement do not extend to any rights or claims that Employee has under the Age Discrimination in Employment Act that first arise after execution of this Separation Agreement.
(e)If Employee signs this Separation Agreement before the twenty- one (21) day consideration period expires, the seven (7) day revocation period (described in Section 12(f) below) immediately shall begin. If Employee signs this Separation Agreement before the twenty-one (21) day consideration period expires, Employee agrees that Employee knowingly and voluntarily has accepted the shortening of the twenty-one (21) day consideration period and that Employer has not promised Employee anything or made any representations that are not contained in this Separation Agreement. In addition, if Employee signs this Separation Agreement before the twenty-one (21) day consideration period expires, Employee acknowledges and affirms that Employer has not threatened to withdraw or alter the offer contained in this Separation Agreement prior to the expiration of the twenty-one (21) day consideration period.
(f)Employee may revoke this Separation Agreement for a period of seven (7) calendar days following the date Employee executes this Separation Agreement. Any revocation during this period must be submitted in writing and state, “I hereby revoke my acceptance of our Separation Agreement and General Release of All Claims.” The revocation must be done per one of the following two options (“Options”): (1) personally delivered to Colin McDonald, CHRO by 4:00 p.m. EST on the seventh day; or (2) emailed to Colin McDonald, CHRO, at CMcDonald@crosscountry.com by 4:00 p.m. EST on the seventh day and also mailed to Colin McDonald, CHRO, at 6551 Park of Commerce Blvd., Boca Raton, FL and postmarked within seven (7) calendar days after Employee’s execution of this Separation Agreement. The foregoing notwithstanding, this Separation Agreement shall not become effective and enforceable until the seven (7) day revocation period has expired per the Options described herein.
13.Liens and Attorneys’ Fees/Indemnification.
(a)Employee acknowledges that Employee solely is responsible for any liens made in connection with any services performed on Employee’s behalf by any attorney or other third-parties.
(b)Employee acknowledges and agrees that Employee will indemnify the Released Parties for any and all costs any of them incur as a result of any claims made by any attorneys or other third-parties to recover monies from the amounts payable to Employee under this Separation Agreement.
14.Governing Law and Interpretation.
(a)This Separation Agreement shall be governed and conformed in accordance with the laws of the State of California provided, however, that parol evidence shall not be admissible to alter, vary, or supplement the term of this Separation Agreement. Should any provision of this Separation Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision immediately shall become null and void, leaving the remainder of this Separation Agreement in full force and effect.
(b)In the event of a breach of any provision of this Separation Agreement, any Party may institute an action specifically to enforce any term or terms of this Separation Agreement or seek damages for breach. However, the Party instituting such an action must take steps to file this Separation Agreement or any documents setting forth the terms of this Separation Agreement with the court under seal. In an action to enforce any term or terms of this Separation Agreement or to seek damages for breach of this Separation Agreement, the prevailing party in that action shall be entitled to recover reasonable attorney’s fees.
15.Amendment. This Separation Agreement may not be modified, altered, or changed except in writing and signed by both Parties wherein specific reference is made to this Separation Agreement.
16.Non-Disparagement. Employee agrees to refrain from making statements that are maliciously disparaging or defamatory about the Company or the Released Parties,

including but not limited to, the CEO, CFO, General Counsel, CHRO, CMO, CIO, all other senior executive leaders and all members of the Company'TWO, or the Released Parties’ customers, suppliers, or vendors, including but not limited to, communications on social media websites such as Facebook, Twitter, LinkedIn, or Glassdoor on blogs, by text or email or other electronic means. Nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.
17.Miscellaneous.
(a)This Separation Agreement may be signed in counterparts, both of which shall be deemed an original, but both of which, taken together shall constitute the same instrument. A signature made on a faxed or electronically mailed copy of the Separation Agreement or a signature transmitted by facsimile or electronic mail shall have the same effect as the original signature.
(b)The section headings used in this Separation Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify, or otherwise be used in the interpretation of any of the provisions hereof.
(c)This Separation Agreement was the result of negotiations between the Parties. In the event of vagueness, ambiguity, or uncertainty, this Separation Agreement shall not be construed against the Party preparing it, but shall be construed as if both Parties prepared it jointly.
(d)If Employee or Employer fails to enforce this Separation Agreement or to insist on performance of any term, that failure does not mean a waiver of that term or of the Separation Agreement. The Separation Agreement remains in full force and effect anyway.
1.Entire Agreement. This Separation Agreement sets forth the entire agreement between the Parties, and fully supersedes any prior agreements or understandings between the Parties, except those specifically identified in Section 9(e), which are incorporated herein by reference. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Separation Agreement, except for those set forth in this Separation Agreement.
EMPLOYEE UNDERSTANDS AND ACKNOWLEDGES THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS SEPARATION AGREEMENT PRIOR TO EXECUTION OF THIS SEPARATION AGREEMENT. EMPLOYEE FURTHER UNDERSTANDS AND ACKNOWLEDGES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS

SEPARATION AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.
HAVING ELECTED TO EXECUTE THIS SEPARATION AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE CONSIDERATION SET FORTH IN SECTION 2 ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS SEPARATION AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST THE RELEASED PARTIES AS OF THE DATE OF EXECUTION OF THIS SEPARATION AGREEMENT.
IN WITNESS WHEREOF, the Parties hereto knowingly and voluntarily executed this Separation Agreement as of the date set forth below:

Executed on 2/13/2024	/s/ Dan White

DAN WHITE

CROSS COUNTRY STAFFING, INC. D/B/A
CROSS COUNTRY HEALTHCARE SERVICES

Executed on 2/14/2024	/s/ Colin McDonald

COLIN MCDONALD, PHR, SHRM-CP
Chief Human Resources Officer